
			              Securities Purchased in Underwriting Involving
			               Transactions with Affiliated Broker Dealers
			       Subject to Rule 10f-3 Under the Investment Company Act of 1940
	 		 10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 2000 THROUGH NOVEMBER 30, 2000


			  ALLIANCE INTERNATIONAL PREMIER GROWTH FUND

Security *         Date     Shares    Price     Shares     Total       % of       Purchased From              Shares
	         Purchased Purchased per Share Purchased   Shares     Offering                                 Held
						by Fund    offered    Purchased                              11/30/00
						 Group     (000)     By Group (1)

United
Microelectrics   09/18/00   187,200   $14.35   366,400   90,000,000    0.14%      Morgan Stanley Dean Witter  187,200



* Unless otherwise indicated, the securities were part of an issue registrered under the Securities Act of 1933 and offered to the public.

** Indicates the purchase of an Eligible Rule 144A Security.

1)  Purchases by all Alliance Funds, including the Fund, may not exceed:

    a)  if purchased in an offering other than an Eligible Rule 144A Offering, 25% of the principal amount of the offering of such class; or

    b)  if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.

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